The Trustees and Shareholders
ARK Funds


In planning and performing our audit of the financial statements of ARK Funds (including the Income Portfolio, Money Market Portfolio, Tax-Free Money Market Portfolio, U.S. Government Money Market
Portfolio, U.S. Treasury Money Market Portfolio, Short-Term Treasury Portfolio, Maryland Tax-Free Portfolio, Pennsylvania Tax-Free Portfolio, Intermediate Fixed Income Portfolio, Balanced Portfolio, Equity Income Portfolio, Blue Chip Equity Portfolio, Stock Portfolio, Capital Growth Portfolio, Mid-Cap Equity Portfolio, Special Equity Portfolio and International Equity Portfolio) for the year ended April 30, 1997, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing an opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of ARK Funds is responsible for establishing and maintaining an internal control structure. In fulfilling this responsibility, estimates and judgments made by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors and irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of April 30, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.



/s:/ KPMG Peat Marwick LLP



Boston, Massachusetts
June 6, 1997